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                                                                      EXHIBIT 21

                              List of Subsidiaries



       NAME OF SUBSIDIARY                          STATE OF INCORPORATION
       ------------------                          ----------------------

       Superior Galleries Beverly Hills, Inc.      Nevada

       VintageRoadShow.com, Inc.                   California (in dissolution)

       Gehringer & Kellar, Inc.                    Pennsylvania (in dissolution)